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                                                                    EXHIBIT 12.3

                               RJR NABISCO, INC.

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES / DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY EARNINGS BEFORE FIXED CHARGES

                             (DOLLARS IN MILLIONS)

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                                                                                  YEARS ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1998       1997       1996       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges:
  Income (loss) before income taxes...............................  $    (511) $   1,104  $   1,288  $   1,291  $   1,376
  Less minority interest in pre-tax income (loss) of Nabisco
    Holdings......................................................         (6)       142         22        105         --
                                                                    ---------  ---------  ---------  ---------  ---------
  Adjusted income (loss) before income taxes......................       (505)       962      1,266      1,186      1,376
  Interest and debt expense.......................................        775        817        832        872      1,065
  Interest portion of rental expense..............................         58         61         56         54         51
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges.....................................  $     328  $   1,840  $   2,154  $   2,112  $   2,492
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest and debt expense.......................................  $     775  $     817  $     832  $     872  $   1,065
  Interest portion of rental expense..............................         58         61         56         54         51
  Capitalized interest............................................          3          6         15         12         11
                                                                    ---------  ---------  ---------  ---------  ---------
    Total fixed charges...........................................  $     836  $     884  $     903  $     938  $   1,127
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Deficiency in the coverage of fixed charges by earnings before
  fixed charges...................................................  $    (508)        --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges................................         --        2.1        2.4        2.3        2.2
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
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